Exhibit 99.1

Ensysce Biosciences Announces $15 Million Convertible Note Financing

SAN DIEGO, SEPTEMBER 27, 2021 – Ensysce Biosciences, Inc. (“Ensysce” or the “Company”) (NASDAQ: ENSC, OTC: ENSCW), a clinical-stage biotech company with proprietary technology platforms to reduce the economic and social burden of prescription drug abuse and overdose, announced today that it has entered into a securities purchase agreement with institutional investors (“Investors”) in the form of senior secured convertible notes (the “Notes”) and warrants exercisable for Ensysce common stock (the “Warrants”) in a private placement for an aggregate investment of $15 million. An initial funding by the Investors occurred on September 24, 2021 for $5 million prior to fees and offering expenses.

The Notes are convertible into shares of Ensysce common stock at a conversion price of $5.87, a 30% premium to the base price set at the time of the initial closing. The Notes have a maturity date of 21 months from the applicable closing date and will bear interest from date of issuance at 5.0% per annum, with monthly principal payments in cash or common stock beginning approximately 90 days after the initial closing. The Notes were issued with an original discount of six percent (6%). The Warrants have the right to purchase up to 361,158 shares of common stock at an exercise price of $7.63, a 30% premium to the conversion price. The Warrants are exercisable for five years following the date of issuance.

The total gross proceeds from the issuance of the Notes pursuant to the securities purchase agreement, expected to be $15 million before fees and expenses, will be used for general working capital purposes. At the first closing, $5 million of funding was secured. The second closing is expected to occur upon satisfaction of certain conditions, at which time the Company will issue to the institutional investors referenced above, (i) Notes in the aggregate principal amount of $10.6 million for an aggregate purchase price of $10 million and (ii) Warrants to purchase 722,317 shares of the Company’s common stock at an exercise price of $7.63.

“This financing marks another critical step forward in advancing our mission to transform pain treatment and provide a critical solution to the opioid crisis,” said Dr. Lynn Kirkpatrick, CEO of Ensysce Biosciences. “These proceeds complement the funds received upon our merger with Leisure Acquisition Corp and funding available through our federal government grants. This financing should enable us to advance our lead clinical programs, including completion of our PF614-102 bioequivalence study and our nasal and oral human abuse liability studies, as a well as to continue expanding our pipeline of products in the pain, opioid use disorder (OUD) and ADHD space.”

A registered broker-dealer is acting as the sole placement agent in connection with the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About Ensysce Biosciences:

Ensysce Biosciences, San Diego, CA is a clinical-stage biotech company using its proprietary technology platforms to develop safer prescription drugs. Leveraging its Trypsin Activated Abuse Protection (TAAP) and Multi-Pill Abuse Resistance (MPAR™) platforms, the Company is in the process of developing a new class of powerful, tamper-proof opioids that prevent both drug abuse and overdoses. Ensysce’s products are anticipated to provide safer options to treat severe pain and assist in preventing deaths caused by opioid abuse, reducing the human and economic cost. The platforms are covered by an extensive worldwide intellectual property portfolio for a wide array of prescription drug compositions. For more information, please visit www.ensysce.com.

Forward-Looking Statements

Statements contained in this press release that are not purely historical may be deemed to be forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Without limiting the foregoing, the use of words such as “may,” “intends,” “can,” “might,” “will,” “expect,” “plan,” and other similar expressions are intended to identify forward-looking statements. The product candidates discussed are in clinic and not approved and there can be no assurance that the clinical programs will be successful in demonstrating safety and/or efficacy, that Ensysce will not encounter problems or delays in clinical development, or that any product candidate will ever receive regulatory approval or be successfully commercialized. All forward-looking statements are based on estimates and assumptions by Ensysce’s management that, although Ensysce believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Ensysce expected. In addition, Ensysce’s business is subject to additional risks and uncertainties, including among others, the initiation and conduct of preclinical studies and clinical trials; the timing and availability of data from preclinical studies and clinical trials; expectations for regulatory submissions and approvals; potential safety concerns related to, or efficacy of, Ensysce’s product candidates; the availability or commercial potential of product candidates; the ability of Ensysce to fund its continued operations, including its planned clinical trials; and Ensysce’s and its partners’ ability to perform under their license, collaboration and manufacturing arrangements. These statements are also subject to a number of material risks and uncertainties that are described in Ensysce’s most recent Form 10-Q. Any forward-looking statement speaks only as of the date on which it was made. Ensysce undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required under applicable law.

Ensysce Biosciences Company Contact

Lynn Kirkpatrick, Ph.D.

Chief Executive Officer

(858) 263-4196

Ensysce Biosciences Investor Relations Contact:
Gateway Investor Relations
Alex Thompson, Matt Glover
(949) 574-3860

Ensysce@gatewayir.com